Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Deutsche Bank Aktiengesellschaft
We consent to the incorporation by reference in the registration statements (No. 333-97257, 333-100246 and 333-117705) on Form S-8 and on Form F-3 (No. 333-137902) of Deutsche Bank Aktiengesellschaft of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 20-F of Deutsche Bank Aktiengesellschaft.
Our report with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006 refers to the fact the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” and Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” during 2006.
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Frankfurt am Main (Germany)
March 27, 2007